FOR IMMEDIATE RELEASE

Investor Relations Contact:
Eric Miller
Intersections Inc.
Tel: 703-488-6100
emiller@intersections.com

INTERSECTIONS INC. ANNOUNCES 33 PERCENT DIVIDEND INCREASE

Board of Directors Declares $.20 per share Regular Quarterly Cash Dividend

CHANTILLY, VA – August 2, 2011 – Intersections Inc. (NASDAQ: INTX), announced today its Board of Directors approved a 33 percent increase in the company's regular quarterly dividend for the third quarter 2011.  The third quarter 2011 dividend of $.20 per share will be paid on September 9, 2011 to stockholders of record at the close of business on August 31, 2011.  Based on the closing price on Monday August 1, 2011 of $19.41 per share, the $.20 per share dividend for the third quarter 2011 represents an effective annual dividend yield of 4.12%.

Commenting on the 33 percent dividend increase, Michael Stanfield, Intersections Chairman and CEO, stated, “Our strong financial position and our confidence in our ability to capitalize on defined growth opportunities motivated our Board of Directors to further reward our shareholders by increasing the dividend.”

This represents the fifth consecutive quarter Intersections has paid dividends on its common stock.

About Intersections

Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer and corporate identity risk management services.  Eight million consumers are actively protected by Intersections' consumer and breach remediation services offered through North America's leading financial institutions, directly to consumers under its award-winning IDENTITY GUARD® brand (www.identityguard.com), and through its exclusive partnership with ITAC, the Identity Theft Assistance Center.  Since its inception in 1996, Intersections has protected 32 million consumers.

For advice, opinions, and the latest news on identity theft for consumers, visit http://www.IDGuardian.com. Twitter handle: IDGuardian.